Exhibit 99.1

Janis Smith
202-752-6673

May 20, 2003

Timothy Howard Named Vice Chairman of Fannie Mae’s Board of Directors

WASHINGTON, DC – The Board of Directors of Fannie Mae (FNM/NYSE), the nation’s largest source of financing for home mortgages, today named Timothy Howard Vice Chairman, following his election to the Board at the company’s annual meeting of shareholders. Howard will continue to serve as Fannie Mae’s Chief Financial Officer.

“Tim’s extraordinary records of service, experience and financial leadership at Fannie Mae have been key to our disciplined growth, cutting-edge transparency and long trend of record financial performance. Tim’s new role as Vice Chairman will further ensure our success in fulfilling the American Dream and serving the investors who provide the capital to make it possible,” said Frank Raines, Fannie Mae’s Chairman and Chief Executive Officer.

Howard has responsibility for Fannie Mae’s mortgage portfolio business, which includes mortgage acquisition, debt issuance, and portfolio strategy. He also oversees corporate risk management, credit policy, corporate accounting, strategic planning, and investor relations. Howard joined Fannie Mae as Vice President and Chief Economist in 1982 and subsequently served as Senior Vice President — Economics and Planning. He was appointed Executive Vice President of Economics, Strategic Planning and Financial Analysis in September 1987, and became Executive Vice President — Asset Management in January 1988. He became Executive Vice President and Chief Financial Officer in February 1990.

Prior to joining Fannie Mae, Howard served for five years as Vice President and Senior Financial Economist at Wells Fargo Bank in San Francisco. In 1975, he joined the financial advisory group of Chase Econometric Associates, an economic forecasting and consulting subsidiary of the Chase Manhattan Bank. During his early career, Howard spent several years working abroad, including three years in Mexico City organizing an export manufacturing company. He is a Director of CarrAmerica Realty Corporation. He also is a Trustee, member of the executive committee, and officer of The Washington Opera, and a member of the board of the Wharton Financial Institutions Center.

Howard received a master’s degree in economics, and a bachelor’s degree in economics, magna cum laude, from the University of California, Los Angeles.

In addition to Howard, Fannie Mae’s Office of the Chairman includes Raines, and Daniel H. Mudd, Vice Chairman and Chief Operating Officer.

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Fannie Mae is a New York Stock Exchange company and the largest non-bank financial services company in the world. It operates pursuant to a federal charter and is the nation’s largest source of financing for home mortgages. Fannie Mae is working to shrink the nation’s “homeownership gaps” through a $2 trillion “American Dream Commitment” to increase homeownership rates and serve 18 million targeted American families by the end of the decade. Since 1968, Fannie Mae has provided $4.8 trillion of mortgage financing for more than 52 million families. More information about Fannie Mae can be found on the Internet at http://www.fanniemae.com.

Style Usage: Fannie Mae’s Board of Directors has authorized the company to operate as “Fannie Mae,” and the company’s stock is now listed on the NYSE as “FNM.” In order to facilitate clarity and avoid confusion, news organizations are asked to refer to the company exclusively as “Fannie Mae.”